Exhibit 99.1

News Release

Contact:	Paul Gennaro
SVP & Chief Communications Officer
212.973.3167
paul.gennaro@aecom.com

For immediate release

NR 09-0801

AECOM reports 22% growth in EPS, backlog of $9.2 billion for third quarter of fiscal year 2009

•      Third-quarter diluted earnings per share from continuing operations of 45 cents, up 22% from the same period last year.

•      Net income from continuing operations for third quarter increased 30% year over year to $50 million.

•      Operating income for third quarter increased 14% year over year to $73 million.

•      Revenue, net of other direct costs, for the third quarter increased 13% year over year to $1.0 billion.

•      Revenue for third quarter increased 16% year over year to $1.5 billion.

•      Backlog at June 30, 2009, increased 30% year over year to $9.2 billion.

LOS ANGELES (August 6, 2009) — AECOM Technology Corporation (NYSE: ACM), a leading provider of professional technical and management support services for government and commercial clients around the world, announced today its financial results for the third quarter of fiscal year 2009, which ended June 30, 2009.

AECOM reported net income from continuing operations of $50 million for the third quarter, or diluted earnings per share (EPS) of 45 cents.  These results represent an increase of 30% over net income from continuing operations of $38 million — and an increase of 22% over diluted EPS of 37 cents — for the same period last year.  The net income amount does not include $1.2 million of earnings from discontinued operations associated with non-strategic assets acquired as part of the 2008 Earth Tech transaction, which AECOM intends to divest. Operating income for the third quarter increased 14% year over year to $73 million.  For the first nine months of fiscal year 2009, AECOM reported net income from continuing operations of $133 million and operating income of $212 million, an increase of 28% and 26%, respectively, compared to the same period last year.

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Third-quarter revenue increased to $1.5 billion, 16% higher than the third quarter of fiscal year 2008.  AECOM’s gross revenue includes a significant amount of pass-through costs and, therefore, the company believes revenue, net of other direct costs, which is a non-GAAP measure, also provides a valuable perspective on its business results.

AECOM’s third-quarter revenue, net of other direct costs, increased 13% compared to the same period last year, to $1.0 billion.   For the first nine months of fiscal year 2009, AECOM reported revenue of $4.5 billion and revenue, net of other direct costs of $2.8 billion, an increase of 25% and 24%, respectively, compared to the same period last year.

“AECOM’s ability to maintain continued growth across our end markets reflects our strong diversified business model,” said John M. Dionisio, AECOM president and chief executive officer.  “Overall, we saw continued solid performance across our geographies.  Our ability to expand client relationships and collaborate across our operations around the globe contributed to a successful third quarter.”

“During the quarter, we won several significant projects,” said Dionisio.  “Mega projects, such as the Trans-Hudson Express tunnel final design in the United States and the Hong Kong High-Speed Rail Terminus, as well as  several large infrastructure-development projects throughout the Middle East, highlighted the quarter.”

Business Segments

In addition to providing consolidated financial results, AECOM reports separate financial information for its two segments: Professional Technical Services (PTS) and Management Support Services (MSS).

Professional Technical Services

The PTS segment delivers planning, consulting, architecture and engineering design, and program and construction management services to institutional, commercial and government clients worldwide.

For the third quarter of fiscal year 2009, the PTS segment reported revenue of $1.2 billion and operating income of $80 million, compared to revenue of $1.1 billion and operating income of $70 million for the same period during fiscal year 2008.  This represents a 14% increase in both revenue and operating income year over year.  PTS revenue, net of other direct costs, increased 10% year over year to $894 million.

Management Support Services

The MSS segment provides program and facilities management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the U.S. government.

For the third quarter of fiscal year 2009, the MSS segment reported revenue of $286 million and operating income of $13 million, compared to revenue of $224 million and operating income of $11 million for the same period during fiscal year 2008.  This represents a 28% increase in revenue and a 23% increase in operating income year over year.  MSS revenue, net of other direct costs, increased 69% year over year to $74 million.

Backlog

AECOM announced backlog totaling $9.2 billion at June 30, 2009, a 30% increase year over year.

“We continued to execute our growth strategy and cost-containment initiatives during the quarter,” said Michael S. Burke, AECOM executive vice president and chief financial officer.  “Continued margin improvement and a $2.1-billion increase in our backlog over last year position AECOM well in our global end markets.”

Outlook

Based on its results through the third quarter of the fiscal year, as well as its backlog, AECOM has raised its EPS outlook range for fiscal year 2009 to $1.65 to $1.70.  “Looking ahead, we believe that AECOM will continue to see growth and is well positioned to benefit from continued spending on infrastructure projects around the globe,” said Burke.

AECOM is hosting a conference call today at 11 a.m. EDT, during which management will make a brief presentation focusing on the company’s results, strategies and operating trends.  Interested parties may listen to the conference call and view accompanying slides via webcast at www.aecom.com.  The webcast will be available for replay following the call.  Those wishing to dial in to the call via telephone can do so at (877) 941-8609 or (480) 629-9818.

About AECOM

AECOM (NYSE: ACM) is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental and energy.  With 44,000 employees around the world, AECOM is a leader in all of the key markets that it serves.  AECOM provides a blend of global reach, local knowledge, innovation, and technical excellence in delivering solutions that enhance and sustain the world’s built, natural, and social environments.  A Fortune 500 company, AECOM serves clients in more than 100 countries and had revenue of $6.1 billion during the 12-month period ended June 30, 2009.  More information on AECOM and its services can be found at www.aecom.com.

Forward-Looking Statements: All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings or other financial items; any statements of the plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include: uncertainties related to funding, audits, modifications and termination of long-term government contracts; losses under fixed-price contracts; limited control over operations run through our joint venture entities; misconduct by our employees or consultants or our failure to comply with laws or regulations; failure to successfully execute our acquisition strategy; the need to retain and recruit key technical and management personnel; and unexpected adjustments and cancellations related to our backlog.  Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward-looking statement.

AECOM TECHNOLOGY CORPORATION

Reportable Segments

(in thousands)

	Professional Technical Services	Management Support Services	Corporate	Total
Three Months Ended June 30, 2009
Revenue	$1,245,739	$286,250	$—	$1,531,989
Other direct costs	352,224	212,630	—	564,854
Revenue, net of other direct costs	893,515	73,620	—	967,135
Cost of revenue, net of other direct costs	816,730	63,288	—	880,018
Gross profit	76,785	10,332	—	87,117
Gross profit as a % of revenue	6.2%	3.6%	—	5.7%
Gross profit as a % of revenue, net of other direct costs	8.6%	14.0%	—	9.0%
Equity in earnings of joint ventures	3,397	2,756	—	6,153
General and administrative expenses	—	—	20,071	20,071
Operating income	80,182	13,088	(20,071)	73,199

Three Months Ended June 30, 2008
Revenue	$1,096,986	$224,217	$—	$1,321,203
Other direct costs	287,271	180,648	—	467,919
Revenue, net of other direct costs	809,715	43,569	—	853,284
Cost of revenue, net of other direct costs	742,262	35,313	—	777,575
Gross profit	67,453	8,256	—	75,709
Gross profit as a % of revenue	6.1%	3.7%	—	5.7%
Gross profit as a % of revenue, net of other direct costs	8.3%	18.9%	—	8.9%
Equity in earnings of joint ventures	2,922	2,391	—	5,313
General and administrative expenses	—	—	16,840	16,840
Operating income	70,375	10,647	(16,840)	64,182

Nine Months Ended June 30, 2009
Revenue	$3,696,120	$767,455	$—	$4,463,575
Other direct costs	1,062,260	583,829	—	1,646,089
Revenue, net of other direct costs	2,633,860	183,626	—	2,817,486
Cost of revenue, net of other direct costs	2,409,160	152,369	—	2,561,529
Gross profit	224,700	31,257	—	255,957
Gross profit as a % of revenue	6.1%	4.1%	—	5.7%
Gross profit as a % of revenue, net of other direct costs	8.5%	17.0%	—	9.1%
Equity in earnings of joint ventures	9,783	7,010	—	16,793
General and administrative expenses	—	—	61,248	61,248
Operating income	234,483	38,267	(61,248)	211,502
Contracted backlog	4,660,168	445,510	—	5,105,678
Awarded backlog	3,845,985	296,880	—	4,142,865

Nine Months Ended June 30, 2008
Revenue	$2,945,494	$620,080	$—	$3,565,574
Other direct costs	776,623	509,329	—	1,285,952
Revenue, net of other direct costs	2,168,871	110,751	—	2,279,622
Cost of revenue, net of other direct costs	1,990,978	88,225	—	2,079,203
Gross profit	177,893	22,526	—	200,419
Gross profit as a % of revenue	6.0%	3.6%	—	5.6%
Gross profit as a % of revenue, net of other direct costs	8.2%	20.3%	—	8.8%
Equity in earnings of joint ventures	6,630	5,533	—	12,163
General and administrative expenses	—	—	44,909	44,909
Operating income	184,523	28,059	(44,909)	167,673
Contracted backlog	3,438,641	518,200	—	3,956,841
Awarded backlog	2,666,749	508,500	—	3,175,249

AECOM Technology Corporation

Condensed Consolidated Statement of Income

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Revenue	$1,531,989	$1,321,203	$4,463,575	$3,565,574
Other direct costs	564,854	467,919	1,646,089	1,285,952

Revenue, net of other direct costs	967,135	853,284	2,817,486	2,279,622
Cost of revenue, net of other direct costs	880,018	777,575	2,561,529	2,079,203
Gross profit	87,117	75,709	255,957	200,419

Equity in earnings of joint ventures	6,153	5,313	16,793	12,163
General and administrative expenses	20,071	16,840	61,248	44,909
Income from operations	73,199	64,182	211,502	167,673

Minority interest in share of earnings	3,040	4,862	10,818	10,939
Other income (expense)	3,248	756	(2,958)	(872)
Interest income (expense), net	(2,517)	(198)	(8,134)	4,111
Income from continuing operations before income tax expense	70,890	59,878	189,592	159,973

Income tax expense	20,987	21,424	56,878	56,197

Income from continuing operations	49,903	38,454	132,714	103,776

Discontinued operations, net of tax	1,218	—	2,710	—

Net income	$51,121	$38,454	$135,424	$103,776

Net income allocation:
Preferred stock dividend	$63	$36	$134	$131
Net income available for common stockholders	51,058	38,418	135,290	103,645
Net income	$51,121	$38,454	$135,424	$103,776

Net income per share:
Basic
Continuing operations	$0.45	$0.38	$1.24	$1.03
Discontinued operations	0.01	—	0.02	—
	$0.46	$0.38	$1.26	$1.03

Diluted
Continuing operations	$0.45	$0.37	$1.22	$1.00
Discontinued operations	0.01	—	0.03	—
	$0.46	$0.37	$1.25	$1.00

Weighted average shares outstanding:
Basic	109,872	102,020	106,955	100,745
Diluted	111,515	104,563	108,761	103,681

AECOM Technology Corporation

Balance Sheet and Cash Flow Information

(in thousands)

	June 30, 2009	September 30, 2008
Balance Sheet Information:
Cash and cash equivalents	$275,006	$193,122
Working capital	726,902	660,971
Working capital, net of cash and cash equivalents	451,896	467,849
Total debt	241,013	398,009
Total assets	3,735,197	3,596,189
Total stockholders’ equity	1,666,301	1,422,993

	Nine Months Ended
	June 30, 2009	June 30, 2008
Cash Flow Information:
Net cash provided by operating activities	$105,373	$92,010

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